As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POLARITYTE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	06-1529524
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1960 S. 4250 West, Salt Lake City, UT 84104

Telephone: (800) 560-3983

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark E. Lehman

Chief Legal Officer

PolarityTE, Inc.

1960 S. 4250 West, Salt Lake City, UT 84104

(385) 266-3151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Marx, Esq.

Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, UT 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated June 17, 2022

4,752,477 Shares of Common Stock Offered by the Selling Stockholder

PolarityTE, Inc.

This prospectus relates to the offering and resale, from time to time, by the selling stockholder identified herein (the “Selling Stockholder”) of up to 4,752,477 shares of common stock issued or issuable to the selling stockholder including (i) 1,584,159 shares of our common stock issuable to the Selling Stockholder upon exercise of unregistered pre-funded warrants issued by us on June 8, 2022 pursuant to a securities purchase agreement for a private placement entered into on June 5, 2022 (the “Private Placement”), (ii) 1,584,159 shares of common stock issuable to the Selling Stockholder upon the exercise of an unregistered preferred investment option, which was also issued in the Private Placement, and (iii) 1,584,159 shares of common stock issuable to the Selling Stockholder upon the exercise of an unregistered preferred investment option issued by us on June 8, 2022, pursuant to a securities purchase agreement for a registered direct offering of securities and unregistered sale of a preferred investment option entered into on June 5, 2022 (the “RD Placement” and together with the Private Placement, the “Placements”). Please see “Placements” beginning on page 17 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. Upon the cash exercise of the pre-funded warrants and preferred investment options, however, if all such securities are exercised, we will receive the exercise price in the aggregate amount of approximately $7.6 million. If at the time of exercise there is no effective registration statement registering the shares underlying the pre-funded warrants and preferred investment options, or the prospectus contained in a registration statement is not available for the issuance of such shares, the pre-funded warrants and preferred investment options may be exercised on a cashless basis, which would result in the underlying shares being issued without any further consideration paid to us.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The selling stockholder may offer its shares at prevailing market prices or privately negotiated prices. Please see the section entitled “Plan of Distribution” on page 21 of this prospectus for more information. For information on the selling stockholder, see the section entitled “Selling Stockholder” on page 18 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PTE.” On June 16, 2022, the closing price for our common stock, as reported on The Nasdaq Capital Market, was $1.69 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 7 and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2022.

ABOUT THIS PROSPECTUS

We and the Selling Stockholder have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We and the Selling Stockholder have not done anything that would permit the sale of our common stock being offered by the Selling Stockholder in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Unless the context otherwise indicates, references in this prospectus to “PolarityTE,” the “Company,” “we,” “us,” and “our” refer, collectively, to PolarityTE, Inc., a Delaware corporation, and its subsidiaries.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in filings we make with the Securities and Exchange Commission (“SEC”) that are incorporated herein by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus, including the information incorporated by reference herein, carefully, including the section titled “Risk Factors,” included elsewhere in this prospectus, and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, which are incorporated herein by reference. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

PolarityTE is a clinical stage biotechnology company developing regenerative tissue products and biomaterials. PolarityTE’s first regenerative tissue product is SkinTE, which is intended for the repair, reconstruction, replacement, and supplementation of skin in patients who have a need for treatment of acute or chronic wounds, burns, surgical reconstruction events, scar revision, or removal of dysfunctional skin grafts.

Since the beginning of 2017, PolarityTE has incurred substantial operating losses and its operations have been financed primarily by public equity financings. The clinical trials for SkinTE and the regulatory process will likely result in an increase in PolarityTE’s expenses. PolarityTE will continue to incur substantial operating losses as we pursue an investigational new drug application (“IND”) and biologics license application (“BLA”), and PolarityTE expects to seek financing from external sources over the foreseeable future to fund its operations.

Regenerative Tissue Product

Our first regenerative tissue product is SkinTE. On July 23, 2021, we submitted an IND for SkinTE to the U.S. Food and Drug Administration (the “FDA”) through our subsidiary, PolarityTE MD, Inc. (“PTE-MD”), as the first step in the regulatory process for obtaining licensure for SkinTE under Section 351 of the Public Health Service Act. The FDA subsequently issued clinical hold correspondence to us identifying certain issues that needed to be addressed before the IND could be approved. We provided responses to the FDA, and on January 14, 2022, the FDA notified us that the clinical hold had been removed. The IND approval enables us to commence the first of two expected pivotal studies needed to support a BLA seeking a chronic cutaneous ulcer indication for SkinTE. Our first planned pivotal study under our IND is a multi-center, randomized controlled trial evaluating SkinTE in the treatment of diabetic foot ulcers (“DFUs”) classified as Grade 2 in the Wagner classification system (“Wagner 2 DFUs”) entitled “Closure Obtained with Vascularized Epithelial Regeneration for DFUs with SkinTE,” or “COVER DFUs Trial.” We plan to enroll up to 100 patients at up to 20 sites in the U.S. in the COVER DFUs Trial, which will compare treatment with SkinTE plus the standard-of-care to the standard-of-care alone. The first subject was enrolled in the trial on April 27, 2022, and additional subjects have been screened and enrolled since then. The primary endpoint is the incidence of DFUs closed at 24 weeks. Secondary endpoints include percent area reduction (“PAR”) at 4, 8, 12, 16, and 24 weeks, improved quality of life, and new onset of infection of the DFU being evaluated.

In March 2022, we submitted to the FDA a request for a Regenerative Medicine Advanced Therapy (“RMAT”) designation for SkinTE under our IND. Established under the 21st Century Cures Act, RMAT designation is a dedicated program designed to expedite the drug development and review processes for promising regenerative medicine products, including human cellular and tissue-based therapies. A regenerative medicine therapy is eligible for RMAT designation if it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or therapy has the potential to address unmet medical needs for such disease or condition. RMAT designation provides the benefits of intensive FDA guidance on efficient drug development, including the ability for early interactions with the FDA to discuss potential ways to support accelerated approval and satisfy post-approval requirements, potential priority review of the BLA, and other opportunities to expedite development and review. By letter dated May 11, 2022, we were advised by the FDA that it concluded SkinTE meets the criteria for RMAT designation for the treatment of DFUs and venous leg ulcers. The next step for us under the RMAT designation is to complete a Type B meeting with the FDA, which we expect to occur in the third quarter of 2022 and is intended to be a multidisciplinary, comprehensive discussion between PolarityTE and the FDA regarding the SkinTE development program, including planned clinical trials and plans for expediting the manufacturing development strategy.

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We expect to incur significant operating costs in the next three to four years as we pursue the regulatory process for SkinTE with the FDA, conduct clinical trials and studies, and pursue product research, all while operating our business and incurring continuing fixed costs related to the maintenance of our assets and business. We expect to incur significant losses in the future, and those losses could be more severe as a result of unforeseen expenses, difficulties, complications, delays, and other unknown events. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending upon the timing of our clinical trials and our expenditures for satisfying all the conditions of obtaining FDA licensure for SkinTE.

Recent Developments

Sale of IBEX

At the beginning of May 2018, we acquired a preclinical research and veterinary sciences business, which we have used for preclinical studies on our regenerative tissue products and to offer preclinical research services to unrelated third parties on a contract basis. We operated this business through our indirect subsidiary, IBEX Preclinical Research, Inc. (“IBEX”). Utah CRO Services, Inc., a Nevada corporation (“Utah CRO”), is our direct subsidiary and held all the outstanding capital stock of IBEX (the “IBEX Shares”). Utah CRO also holds all the member interest of IBEX Property LLC, a Nevada limited liability company (“IBEX Property”), that owned two unencumbered parcels of real property in Logan, Utah, consisting of approximately 1.75 combined gross acres of land, together with the buildings, structures, fixtures, and personal property (the “Property”), which was leased by IBEX Property to IBEX for IBEX to conduct its preclinical research and veterinary sciences business.

On April 14, 2022, Utah CRO entered into a Stock Purchase Agreement (the “Stock Agreement”) with an unrelated third party (“Buyer”), pursuant to which Utah CRO agreed to sell all the outstanding IBEX Shares to Buyer in exchange for an unsecured promissory note in the principal amount of $400,000 bearing simple interest at the rate of 10% per annum payable interest only on a quarterly basis and all principal and remaining accrued interest due on the five-year anniversary of the closing of the sale of the IBEX Shares to Buyer. Furthermore, on April 14, 2022, IBEX Property entered into that certain Real Estate Purchase and Sale Agreement (the “Real Estate Agreement”) with another unrelated third party (“Purchaser”) pursuant to which IBEX Property agreed to sell to Purchaser the Property at a gross purchase price of $2.8 million payable in cash at closing of the transaction. The Buyer and Purchaser are affiliates as a result of common ownership. On April 28, 2022, the parties to the Stock Agreement and Real Estate Agreement signed the documents required to close the transactions contemplated thereby and funds required to close the transaction under the Real Estate Agreement were deposited with the title company handling the closing. Title documents were recorded, and funds disbursed on April 29, 2022, and we received the promissory note described above in the principal amount of $400,000, which was consideration for sale of the IBEX common shares, and net cash proceeds of $2.6 million, after deducting closing costs and advisory fees, from sale of the Property under the Real Estate Agreement. We do not expect to realize a significant gain or loss as a result of the sale.

Our Business Facility

On December 27, 2017, we entered into a commercial lease agreement (“Lease”) with Adcomp LLC, or the landlord, pursuant to which we lease approximately 178,528 rentable square feet of warehouse, manufacturing, office, and lab space in Salt Lake City, Utah (the “Property”) from the landlord. The initial term of the Lease is five years and expires on November 30, 2022. Under the Lease we have a one-time option to renew for an additional five years and an option to purchase the Property at a purchase price of $17.5 million. The initial base rent under the Lease is $98,190 per month ($0.55 per sq. ft.) for the first year of the initial lease term and increases 3.0% per annum thereafter.

On December 16, 2021, we gave written notice to the landlord of our election to exercise the option to purchase the Property, and on March 14, 2022, we entered into a definitive purchase and sale agreement with the landlord that provides for a closing of the transaction on November 15, 2022 (the “Purchase Agreement”). In connection with exercising the option to purchase the Property, we made an earnest money deposit of $150,000 that may be refunded if closing conditions or contingencies running in our favor are not satisfied or the landlord defaults in its obligations under the Lease or the Purchase Agreement for the Property.

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On October 25, 2021, we signed a Purchase and Sale Agreement, the terms of which were finalized on December 10, 2021, and subsequently amended by Amendment No. 1 thereto dated March 15, 2022 (the “BCG Agreement”), with BCG Acquisitions LLC (“BCG”), pursuant to which we agreed to sell the Property to BCG or its assigns for $17.5 million after our purchase of the Property described above. The BCG Agreement provides that we and BCG will enter into at closing of the sale of the Property to BCG a 126-month lease, which is included as an exhibit to the BCG Agreement, for approximately 62,500 square feet of space in the building on the Property. Under the BCG Agreement, BCG made an initial earnest money deposit totaling $200,000, which the parties subsequently agreed to reduce to $150,000, that will be refunded if we are unable to complete the purchase of the Property from the Landlord on a timely basis, closing conditions or contingencies running in favor of BCG are not satisfied, or we default in our obligations under the BCG Agreement.

The closing of the transactions described above are subject to a number of risks and uncertainties including, but not limited to, satisfaction of all closing conditions, including obtaining financing for the purchase, and closing on the purchase of the Property from the landlord under the Purchase Agreement, and satisfaction of all closing conditions, including obtaining financing for the purchase, and closing on the sale of the Property to BCG under the BCG Agreement.

Intellectual Property

We received notice from the United States Patent and Trademark Office that U.S. patent application no. 17/326,734 issued on May 24, 2022, as U.S. Patent No. 11,338,060. The claims issued are for compositions that relate to our minimally polarized functional unit (MPFU) technology in combination with a cryoprotectant. The Costa Rican Patent Office issued a notification of issuance for patent application no. 2017-0296, Israeli patent application No. 252613 was granted on March 2, 2022, as Israeli Patent No. 252613, and New Zealand patent application no. 755260 was granted on March 25, 2022, as New Zealand Patent No. 755260. The application in Costa Rica and the patents in Israel and New Zealand also relate to our MPFU technology. Additionally, we received a notice of allowance for Vietnamese patent application no. 1-2017-02498, also relating to our MPFU technology. The total number of our allowed and granted utility patents worldwide is now 18, four in the United States and 14 internationally.

Company Background

Majesco Entertainment Company, a Delaware corporation (“Majesco DE”), was incorporated in the state of Delaware on May 8, 1998. On December 1, 2016, Majesco Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Majesco DE, entered into an Agreement and Plan of Reorganization with PolarityTE, Inc., a Nevada corporation (“Polarity NV”) and the sole stockholder of Polarity NV. The asset acquisition was subject to stockholder approval, which was received on March 10, 2017, and the transaction closed on April 7, 2017. In January 2017, Majesco DE changed its name to “PolarityTE, Inc.” (“Polarity”). Majesco Acquisition Corp. was then merged with Polarity NV, which remains a subsidiary of Polarity. Majesco Acquisition Corp. II, formed in November 2016 under Majesco Entertainment Company, changed its name to “PolarityTE MD, Inc.,” and remains a wholly owned subsidiary of Polarity.

Our principal executive offices are located at 1960 S. 4250 West, Salt Lake City, Utah 84104 and our telephone number is (385) 266-3151. We maintain a website at www.PolarityTE.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

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THE OFFERING

Issuer	PolarityTE, Inc., a Delaware corporation

Securities offered by the Selling Stockholder	1,584,159 shares of our common stock issuable upon the exercise of pre-funded warrants and 3,168,318 shares of our common stock issuable upon the exercise of the preferred investment options.

Common stock outstanding	4,464,321 shares as of June 16, 2022

Common stock outstanding assuming all pre-funded warrants and preferred investment options are exercised	9,216,798 shares

Exercise price of securities

In the Private Placement that closed on June 8, 2022, the Selling Stockholder purchased 1,584,159 pre-funded warrants from us for a total purchase price of $3,998,417. The prefunded warrants have an exercise price of $0.001 per share. Assuming full exercise for cash of the pre-funded warrants for an aggregate of 1,584,159 shares of common stock, we would receive a total of $1,584.

In the Placements that closed on June 8, 2022, we issued to the Selling Stockholder preferred investment options to purchase a total of 3,168,318 shares of common stock at a price of $2.40 per share. Assuming full exercise for cash of the preferred investment options for 3,168,318 shares of common stock, we would receive a total of $7,603,963.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholder. To the extent we receive any cash from exercise of the pre-funded warrants or preferred investment options, if any, we expect to use such funds for general corporate purposes and working capital, including among other things, capital expenditures and research and development expenses.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq Listing	Our common stock is listed on Nasdaq under the symbol “PTE.”

On May 16, 2022, we implemented a 1-for-25 reverse split of our issued and outstanding common stock. All stock figures and related dollar amounts for exercise or conversion prices or amounts in the prospectus give effect to the reverse stock split.

The number of shares of our common stock to be outstanding assuming all pre-funded warrants and preferred investment options offered under this prospectus are exercised by the Selling Stockholder and, unless otherwise indicated the information in this prospectus, is based on 4,464,321 shares of our common stock outstanding as of June 16, 2022, and excludes as of that date:

●	207,592 shares of our common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $188.11 per share;

●	127,305 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

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●	181,364 shares of our common stock reserved for issuance in connection with future grants under our equity compensation plans;

●	21,580 shares of our common stock issuable upon the exercise of warrants sold in our public offering that closed on February 14, 2020;

●	25,653 shares of common stock issuable upon the exercise of warrants issued to a placement agent in a registered direct offering that closed in December 2020;

●	363,637 shares of our common stock issuable upon the exercise of warrants sold in our registered direct offering that closed on January 14, 2021, and 21,820 shares of common stock issuable upon the exercise of warrants issued to a placement agent for that offering;

●	320,642 shares of our common stock issuable upon the exercise of warrants issued in an offering that closed on January 25, 2021, and 19,240 shares of common stock issuable upon the exercise of warrants issued to a placement agent for that offering;

●	655,738 shares of our common stock issuable upon the exercise of warrants issued in an offering that closed on March 16, 2022, and 32,789 shares of common stock issuable upon the exercise of warrants issued to a placement agent for that offering.

●	1,138,659 shares of our common stock issuable upon the exercise of registered pre-funded warrants issued in the RD Placement that closed on June 8, 2022; and,

●	158,416 shares of common stock issuable upon the exercise of warrants issued to a placement agent for the Placements that closed on June 8, 2022.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under this section, together with other information in this prospectus and the documents incorporated by reference in this prospectus, including the information set forth under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Business

You should read and consider risk factors specific to our business before making an investment decision. Those risks are described in the sections entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, our quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, and in other documents incorporated by reference into this prospectus. Please be aware that additional risks and uncertainties not currently known to us or that we currently deem to be immaterial could also materially and adversely affect our business, results of operations, financial condition, cash flows, or prospects.

Risks Related to this Offering

You may experience dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock, or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in our common stock. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition to the pre-funded warrants and preferred investment options sold in the Placements and described in this prospectus, as of the date of this prospectus we had a significant number of securities convertible into, or allowing the purchase of, our common stock, including 2,758,174 common stock purchase warrants, 207,592 options to purchase shares of our common stock, 127,305 restricted stock units, and 181,364 shares of common stock reserved for future issuance under our stock incentive plans.

The trading price of the shares of our common stock has been and may continue to be volatile, and the market price of our common stock may drop.

You should consider an investment in our securities as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. You may be unable to sell your shares of common stock at or above the price paid for the shares due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. Our stock price has been highly volatile during the 12-month period ended June 16, 2022, with closing stock prices ranging from a high of $29.25 per share to a low of $1.69 per share. The stock market in general, and the market for biotech companies in particular, have experienced extreme volatility that, at times, has been unrelated to the operating performance of particular companies. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	the timing or success of obtaining regulatory licenses or approvals for marketing our products;

●	the initiation, timing, progress, and results of our pre-clinical or clinical trials;

●	sufficiency of our working capital to fund our operations over the next 12-month period and beyond;

●	infrastructure required to support operations in future periods, including the expected costs thereof;

●	estimates associated with revenue recognition, asset impairments, and cash flows;

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●	variance in our estimates of future operating costs;

●	the impact of new accounting pronouncements;

●	size and growth of our target markets;

●	the initiation, timing, progress, and results of our research and development programs;

●	issues in manufacturing our product candidates or future approved products;

●	regulatory developments or enforcement in the United States and foreign countries with respect to our product candidates or our competitors’ products;

●	competition from existing products or new products that may emerge;

●	developments or disputes concerning patents, patent applications, or other proprietary rights;

●	introduction of technological innovations or new commercial products by us or our competitors;

●	announcements by us, our collaborators, or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

●	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	public concern over our product candidates or any future approved products;

●	threatened or actual litigation;

●	future or anticipated sales of our common stock;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	additions or departures of key personnel;

●	changes in the structure of health care payment systems in the United States or overseas;

●	failure of any of our products or product candidates to perform safely or effectively or achieve commercial success;

●	economic and other external factors or other disasters or crises;

●	period-to-period fluctuations in our financial condition and results of operations;

●	general market conditions and market conditions for biopharmaceutical stocks; and

●	overall fluctuations in U.S. equity markets.

In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. Defending such litigation could result in substantial defense costs and divert the time and attention of our management, which could seriously harm our business.

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In the event that we fail to satisfy any of the listing requirements of the Nasdaq Capital Market, our common stock may be delisted, which could affect our market price and liquidity.

Our common stock is listed on the Nasdaq Capital Market. For continued listing on the Nasdaq Capital Market, we will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the minimum stockholders’ equity requirement, the corporate governance requirements, and the minimum closing bid price requirement, among other requirements. In the event that we fail to satisfy any of the listing requirements of the Nasdaq Capital Market our common stock may be delisted. If our securities are delisted from trading on the Nasdaq Stock Market, and we are not able to list our securities on another exchange or to have them quoted on the Nasdaq Stock Market, our common stock could be quoted on the OTC Markets or on the Pink Open Market. As a result, we could face significant adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	a decreased ability to obtain additional financing because we would be limited to seeking capital from investors willing to invest in securities not listed on a national exchange; and

●	the inability to use short-form registration statements on Form S-3, including the registration statement on Form S-3 we filed in February 2022, to facilitate offerings of our securities.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock, and could impair our ability to raise capital through the sale of additional equity securities. As of June 16, 2022, we had 4,464,321 shares of common stock outstanding, all of which, other than shares held by our directors and certain officers, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. Furthermore, there were 127,305 shares of common stock issuable upon vesting of outstanding restricted stock units that are eligible for sale in the public market as they vest, except for any limitations on our directors and certain officers under Rule 144.

A large number of shares of our common stock issuable upon exercise of the pre-funded warrants and preferred investment options sold in the Placements may be sold in the market, which may depress the market price of our common stock.

A total of 5,891,136 shares of common stock issuable upon exercise of pre-funded warrants (including the registered pre-funded warrants issued in the RD Placement) and preferred investment options sold in the Placements will be registered for sale and resale by the Selling Stockholder, subject to the limitation that the Selling Stockholder may not exercise the purchase rights for those securities to the extent that the Selling Stockholder would own more than 4.99% of our outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to us. Notwithstanding the foregoing limitation, a large number of shares issued in the Placements may be sold in the market, which may depress the market price of our common stock and could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares.

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Our Charter, our Restated Bylaws and Delaware law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Delaware law, of our Charter and by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	we have a classified Board requiring that members of the Board be elected in different years, which lengthens the time needed to elect a new majority of the Board;

●	our Board is authorized to issue up to 25,000,000 shares of preferred stock without stockholder approval, which could be issued by our Board to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

●	stockholders are not entitled to remove directors other than by a two-thirds vote and only for cause;

●	stockholders cannot call a special meeting of stockholders;

●	we require all stockholder actions be taken at a meeting of our stockholders, and not by written consent; and

●	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions by prohibiting Delaware corporations from engaging in specified business combinations with particular stockholders of those companies. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that investors are willing to pay for our stock.

Because we do not expect to declare cash dividends on our common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock issuable upon exercise of the Registered Pre-Funded Warrants and Preferred Investment Options for any return on their investment.

While we have in the past declared and paid cash dividends on our capital stock, we currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not expect to declare or pay any additional cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock, if any, will provide a return to our stockholders with respect to our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus and the documents incorporated by reference herein and therein. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our ability to raise capital to fund our operations;
●	the timing or success of obtaining regulatory licenses or approvals for initiating clinical trials or marketing our products;
●	the initiation, timing, progress, and results of our pre-clinical studies or clinical trials;
●	sufficiency of our working capital to fund our operations in the near and long term, which raises doubt about our ability to continue as a going concern;
●	infrastructure required to support operations in future periods, including the expected costs thereof;

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●	estimates associated with revenue recognition, asset impairments, and cash flows;
●	variance in our estimates of future operating costs;
●	future vesting and forfeitures of compensatory equity awards;
●	the effectiveness of our disclosure controls and our internal control over financial reporting;
●	the impact of new accounting pronouncements;
●	size and growth of our target markets; and
●	the initiation, timing, progress, and results of our research and development programs.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	the need for, and ability to obtain, additional financing in the future;
●	the ability to comply with regulations applicable to the development of SkinTE;
●	the timing and requirements associated with obtaining FDA acceptance of our second clinical trial;
●	the ability to obtain subject enrollment in our trials at a pace that allows the trials to progress on the schedules we have established with our CRO;
●	unexpected delays in the progress of our clinical trials;
●	the scope of protection we can establish and maintain for intellectual property rights covering our product candidates and technology;
●	developments relating to our competitors and industry;
●	new discoveries or the development of new therapies or technologies that render our products or services obsolete or unviable;
●	outbreaks of disease, including the COVID-19 pandemic, and related stay-at-home orders, quarantine policies and restrictions on travel, trade, and business operations;
●	political and economic instability, whether resulting from natural disasters, wars, terrorism, pandemics, or other sources;
●	the ability to gain adoption by healthcare providers of our products for patient care;
●	the ability to find and retain skilled personnel;
●	general economic conditions;
●	inaccuracies in estimates of our expenses, future revenues, and capital requirements;
●	future accounting pronouncements; and
●	unauthorized access to confidential information and data on our information technology systems and security and data breaches.

Forward-looking statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Any forward-looking statement in this prospectus and the documents incorporated by reference herein and therein reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry, and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business, and the markets for certain products, including data regarding the estimated size of those markets, their projected growth rates and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market, and other data from our own research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. Upon the cash exercise of the pre-funded warrants and preferred investment options we issued in the Placements, however, if all such securities are exercised, we will receive the exercise price in the aggregate amount of approximately $7.6 million. If at the time of exercise there is no effective registration statement registering the shares underlying the pre-funded warrants and preferred investment options, or the prospectus contained in a registration statement is not available for the issuance of such shares, the pre-funded warrants and preferred investment options may be exercised on a cashless basis, which would result in the underlying shares being issued without any further consideration paid to us. We intend to use the proceeds received from the exercise of pre-funded warrants and preferred investment rights, if any, for general corporate purposes and working capital, including among other things, capital expenditures and research and development expenses.

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DESCRIPTION OF THE SECURITIES

The Selling Stockholder is offering up to 4,752,477 shares of our common stock issued or issuable upon exercise of pre-funded warrants and preferred investment options issued in the Placements. The following description summarizes the material terms and provisions of our capital stock, including the common stock the Selling Stockholder may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our capital stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, all of which are undesignated preferred stock. As of June 16, 2022, we had 4,464,321 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. All outstanding shares are fully paid and non-assessable.

Shares of common stock issued or issuable to the Selling Stockholder upon exercise of the pre-funded warrants and preferred investment options, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Undesignated Preferred Stock

Our board of directors is authorized to issue up to 25,000,000 shares of undesignated preferred stock in one or more series without stockholder approval. Our board of directors may determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board may fix are:

●	dividend rights;

●	conversion rights;

●	voting rights;

●	preemptive rights;

●	terms of redemption;

●	liquidation preferences;

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●	sinking fund terms; and

●	the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

The existence of authorized but unissued shares of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer, stockholder, or stockholder group. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future. The issuance of shares of undesignated preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Antitakeover Effects of Delaware Law and Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of the Delaware General Corporation Law and of our restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring, or discouraging another party from acquiring control of us unless such takeover or change of control is approved by the board of directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, therefore, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, exchange, mortgage, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws. Our restated certificate of incorporation and amended and restated bylaws include several provisions that may have the effect of delaying, deferring, or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year, subject to the rights of the holders of shares of any series of our preferred stock then outstanding to elect additional directors under specified circumstances. Our restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors, subject to the rights of the holders of shares of any series of our preferred stock then outstanding. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, or by a sole remaining director, subject to the rights of the holders of any series of our preferred stock then outstanding.

No written consent of stockholders. Our restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our bylaws provide that special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and upon written request from our corporate secretary, who shall be required to submit such a request stating the purpose of such a meeting, if at least one-quarter of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of directors, requesting together as a single class, call for a special meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to the election of directors whose terms expire and for the transaction of such other business as may properly come before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures regarding stockholder proposals pertaining to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our bylaws.

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Amendment to certificate of incorporation and bylaws. As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must be approved by a majority of our board of directors, and in addition to the vote of the holders of any class or series of our capital stock required by applicable law or the certificate of incorporation, the affirmative vote of the holders of shares of voting stock representing two-thirds of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provision inconsistent with Articles FIFTH (Management of PolarityTE), SIXTH (Board Size, Vacancies and Removals), SEVENTH (Amendment of the Bylaws), EIGHTH (Indemnification), NINTH (Director Personal Liability), TENTH (Amendment of the Certificate of Incorporation), and TWELFTH (Section 157 of the Delaware General Corporation Law) of the certificate of incorporation. Our bylaws may be amended or repealed by the affirmative vote of a majority vote of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, subject to any limitations set forth in the bylaws, or by the affirmative vote of at least two-thirds of the voting power of all the outstanding shares of our capital stock then entitled to vote at an election of directors, voting together as a single class, at any meeting at which a proposal to amend or repeal the bylaws is properly presented.

Undesignated preferred stock. Our restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our restated certificate of incorporation grants our board of directors’ broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

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THE PLACEMENTS

On June 5, 2022, we entered into a securities purchase agreement with the Selling Stockholder for the purchase and sale of 445,500 shares of our common stock at a purchase price of $2.525 per share and pre-funded warrants to purchase 1,138,659 shares of common stock at a purchase price of $2.524 per share of common stock underlying each such warrant in the RD Placement. In the concurrent Private Placement, we entered into a separate securities purchase agreement with the Selling Stockholder for the unregistered purchase and sale of pre-funded warrants to purchase 1,584,159 shares of common stock at a purchase price of $2.524 per share of common stock underlying each such warrant. Each pre-funded warrant sold in the Placements is exercisable for one share of common stock at an exercise price of $0.001 per share, was immediately exercisable, and will not expire until fully exercised.

In addition, we agreed to issue to the investor in the Placements unregistered preferred investment options to purchase up to an aggregate of 3,168,318 shares of common stock. The preferred investment options were exercisable immediately upon issuance at an exercise price of $2.40 per share and will expire five years from the date of issuance.

The shares of common stock, the pre-funded warrants issued in the RD Placement, and shares of common stock underlying the pre-funded warrants issued in the RD Placement were issued or are issuable pursuant to a “shelf” registration statement on Form S-3 (File No. 333-262671) previously declared effective by the SEC on April 7, 2022.

The unregistered pre-funded warrants and preferred investment options described above were offered in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and cannot be sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. In connection with the offer and sale of the unregistered pre-funded warrants and preferred investment options issued to the Selling Stockholder we entered into a registration rights agreement. Under the registration rights agreement, we agreed to file a registration statement within 30 calendar days following June 5, 2022. Failure by us to meet the filing deadlines and other requirements set forth in the registration rights agreement may subject us to monetary penalties.

The Selling Stockholder (together with its affiliates) may not exercise any portion of the pre-funded warrants and preferred investment options to the extent that the Selling Stockholder would own more than 4.99% (or 9.99% at the election of said holder) of the outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to PolarityTE.

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SELLING STOCKHOLDER

The common stock being offered by the Selling Stockholder are those shares issuable to the Selling Stockholder upon exercise of the unregistered pre-funded warrants and preferred investment options sold and issued to the Selling Stockholder in the Placements. For additional information regarding the issuances of those securities, see “Placements,” above. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time.

In accordance with the terms of the registration rights agreement with the Selling Stockholder, this prospectus generally covers the resale of the sum of (i) 1,584,159 shares of common stock issuable to the Selling Stockholder upon exercise of the unregistered pre-funded warrants sold to the Selling Stockholder in the Placements, and (ii) 3,168,318 shares of common stock issuable to the Selling Stockholder upon exercise of the preferred investment options issued to the Selling Stockholder in the Placements, in each case determined as if the unregistered pre-funded warrants and preferred investment options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC and subject to adjustment as provided in the registration rights agreement. The Selling Stockholder may sell all, some, or none of its shares in this offering. See “Plan of Distribution.”

Under the terms of the pre-funded warrants and preferred investment options issued in the Placements, the Selling Stockholder may not exercise those securities to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of other securities held by the Selling Stockholder exercisable for shares of our common stock that have not been exercised and that are subject to a similar limitation on exercise. The number of shares in the second column of the table below does not reflect this limitation.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The second column lists, as of June 16, 2022, the number of shares of common stock beneficially owned by the Selling Stockholder based on its ownership of shares of common stock and other securities exercisable for shares of common stock. The third column lists the shares of common stock being offered by the Selling Stockholder under this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

Armistice Capital Master Fund Ltd.(1) c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, NY 10022	7,328,201	(2)	4,752,477	2,575,724

(1)	The shares of Common Stock reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.

(2)	The number of shares of common stock owned prior to the offering by the Selling Stockholder under this prospectus includes the following:

●	363,637 shares of common stock issuable upon exercise of a common stock purchase warrant with an exercise price of $8.75 issued to the Selling Stockholder on January 14, 2021;

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●	320,642 shares of common stock issuable upon exercise of a common stock purchase warrant with an exercise price of $8.75 issued to the Selling Stockholder on January 25, 2021;

●	655,738 shares of common stock issuable upon exercise of a common stock purchase warrant with an exercise price of $8.75 issued to the Selling Stockholder on March 16, 2022;

●	1,138,659 shares of common stock issuable upon exercise of a registered pre-funded warrant with an exercise price of $0.001 issued to the Selling Stockholder in the RD Placement on June 8, 2022;

●	1,584,159 shares of common stock issuable upon exercise of an unregistered pre-funded warrant with an exercise price of $0.001 issued to the Selling Stockholder in the Private Placement on June 8, 2022;

●	3,168,318 shares of common stock issuable upon exercise of a preferred investment options with an exercise price of $2.40 issued to the Selling Stockholder in the Placements on June 8, 2022; and

●	97,048 shares of common stock issued to the Selling Stockholder in the RD Placement on June 8, 2022.

The Selling Stockholder (together with its affiliates) may not exercise any portion of the warrants, pre-funded warrants, and preferred investment options to the extent that the Selling Stockholder would own more than 4.99% (or 9.99% at the election of said holder) of the outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to PolarityTE. The number of shares of common stock owned prior to the offering listed in the second column of the table is not adjusted for this limitation and is not representative of percentage ownership in PolarityTE.

Other Transactions with the Selling Stockholder

The following is a description of other investment transactions with the Selling Stockholder during the past three years, which are in addition to the Placements described above under the caption “Placements.”

In February 2020, we made a public offering of common stock and warrants at a combined purchase price of $58.75 for one common share and one warrant. The warrants issued were exercisable for a term of seven years at an exercise price of $70.00 (the “February Warrants”). In the offering the Selling Stockholder acquired 68,085 shares of common stock and 68,085 February Warrants. In November 2020, we reduced the exercise price of the February Warrants for all holders of such warrants to $2.50 per share and the Selling Stockholder exercised its February Warrants at that time.

On December 21, 2020, we sold to the Selling Stockholder in a registered direct offering 218,000 shares of common stock, pre-funded warrants to purchase up to 209,522 shares of common stock, and common warrants to purchase up to 427,522 shares of common Stock (the “December Warrants”). Each share of common stock and pre-funded warrant was sold together with a December Warrant. The combined offering price of each common share and accompanying December Warrant was $18.7125 and for each pre-funded warrant and accompanying December Warrant was $18.6875. All of the pre-funded warrants issued to the Selling Stockholder in December 2020 were subsequently exercised at a price of $0.025. Each December Warrant was exercisable for one share of our common stock at an exercise price of $15.60 per share for a term of five years from the issuance date.

On January 14, 2021, we sold to the Selling Stockholder in a registered direct offering 266,800 shares of common stock, pre-funded warrants to purchase up to 96,836 shares of common stock, and common warrants to purchase up to 363,637 shares of common Stock (the “January 14 Warrants”). Each share of common stock and pre-funded warrant was sold together with a January 14 Warrant. The combined offering price of each common share and accompanying January 14 Warrant was $27.50 and for each pre-funded warrant and accompanying January 14 Warrant was $27.475. All of the pre-funded warrants issued to the Selling Stockholder on January 14, 2021, were subsequently exercised at a price of $0.025. Each January 14 Warrant was exercisable for one share of our common stock at an exercise price of $30.00 per share for a term of five years from the issuance date.

On January 22, 2021, we entered into a letter agreement with the Selling Stockholder pursuant to which we agreed to issue and sell to the Selling Stockholder common warrants to purchase up to 320,642 shares of our common stock at a price of $3.125 per warrant (the “January 22 Warrants”), in exchange for the agreement of the Selling Stockholder to exercise in full its December Warrants to purchase up to 427,522 shares of common stock at an exercise price of $15.60 per share. Each January 22 Warrant was exercisable for one share of our common stock at an exercise price of $30.00 per share for a term of five years.

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On March 16, 2022, we sold to the Selling Stockholder in a registered direct offering an aggregate of $5,000,000 of preferred stock and common warrants consisting of: (i) 3,000.000435 shares of Series A Convertible Preferred Stock (“Series A Stock”); (ii) 2,000.00029 shares of Series B Convertible Preferred Stock (“Series B Stock,” and together with the Series A Stock, the “Preferred Stock”); and (iii) warrants to purchase up to 655,738 shares of common stock (the “March Warrants”). The shares of Preferred Stock had a stated value of $1,000 per share and were convertible, following the date of the issuance thereof, into an aggregate of 393,443 shares of common stock of the Company upon the conversion of Series A and into an aggregate of 262,296 shares of common stock of the Company upon the conversion of Series B, at a conversion price of $7.625 per share. Each common warrant has an exercise price of $8.75 per share and will become exercisable six months after the original issuance date and will expire two years following the issuance date. In connection with this transaction, we made an agreement with the Selling Stockholder to lower the exercise price of the January 14 Warrants and January 22 Warrants to $8.75 per share and amend the exercise period for those warrants to commence on September 16, 2022. The Preferred Stock was subsequently converted to common stock by the Selling Stockholder.

Concurrently with the closing of this registered direct offering we called a special meeting of stockholders to approve an amendment to our restated certificate of incorporation to effectuate a 1-for-25 reverse split in the outstanding shares of our common stock. The Series A Stock was entitled to vote on an as converted basis on the proposed amendment (131 votes per share of Series A Stock). The Series B Stock was entitled vote up to 120,000 votes per share on the proposed amendment. Further, the votes of the Series B Stock on the proposed amendment would be voted in a manner that mirrors the proportions on which the shares of common stock and Series A Stock were voted on the proposed amendment. In the securities purchase agreement for the Preferred Stock the Selling Stockholder agreed to vote the shares of Preferred Stock for the proposed amendment to our restated certificate of incorporation to effectuate the reverse stock split, and the shares of Preferred Stock were so voted by the Selling Stockholder.

The Selling Stockholder (together with its affiliates) may not exercise any portion of the January 14 Warrants, January 22 Warrants, or March Warrants to the extent that the Selling Stockholder would own more than 4.99% (or 9.99% at the election of said holder) of the outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to PolarityTE.

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PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, UT.

EXPERTS

The balance sheets of PolarityTE, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter, or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These periodic reports, proxy statements, and other information are available on the SEC’s website at www.sec.gov. Our website is located at www.PolarityTE.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022;

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●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed on May 16, 2022;

●	our Current Reports on Form 8-K filed with the SEC on January 18, 2022, February 11, 2022, February 17, 2022, February 22, 2022, March 4, 2022, March 15, 2022, March 17, 2022, March 23, 2022, March 25, 2022, April 18, 2022, May 2, 2022, May 3, 2022, May 12, 2022, May 16, 2022, (the report filed at 16:16:10 Eastern Time, only), June 2, 2022, June 8, 2022, and June 16, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 21, 2005 (File No. 000-51128), as updated by the description of our common stock included in Exhibit 4.13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any amendment or report filed to update such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

PolarityTE, Inc.

1960 S. 4250 West

Salt Lake City, Utah 84104

(800) 560-3983

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.PolarityTE.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

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4,752,477 Shares of Common Stock Offered by the Selling Stockholder

PolarityTE, Inc.

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Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by PolarityTE, Inc. (the “Registrant” or the “Company”) relating to the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (the “SEC”) registration.

Securities and Exchange Commission registration fee (1)	$846
Legal fees and expenses	$7,500*
Accounting fees and expenses	$12,000*
Miscellaneous	$654*
Total	$21,000*

* Estimated expenses not presently known.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Company’s certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to Polarity or its stockholders;
●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL; or
●	from any transaction from which the director derived an improper personal benefit.

In addition, the Company’s amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the Company’s request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

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Further, the Company has entered into indemnification agreements with each of the Company’s directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify the Company’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.

The indemnification provisions contained in the DGCL, the limitation of liability and indemnification provisions that are included in the Company’s certificate of incorporation, amended and restated bylaws and the indemnification agreements that the Company has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. Consistent with the DGCL, the Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On June 5, 2022, the Company entered into a securities purchase agreement with the Selling Stockholder for the purchase and sale of 445,500 registered shares of its common stock at a purchase price of $2.525 per share, registered pre-funded warrants to purchase 1,138,659 shares of common stock at a purchase price of $2.524 per share of common stock underlying each such warrant, and unregistered preferred investment options to purchase up to 1,584,159 shares of common stock. The preferred investment options were exercisable immediately upon issuance at an exercise price of $2.40 per share and have a five-year term. In a concurrent private placement, the Company entered into a separate securities purchase agreement with the Selling Stockholder for the unregistered purchase and sale of pre-funded warrants to purchase 1,584,159 shares of common stock at a purchase price of $2.524 per share of common stock underlying each such warrant and unregistered preferred investment options to purchase up to 1,584,159 shares of common stock. With respect to each unregistered pre-funded warrant sold in the private placement, the exercise price is $0.001 per share of common stock, pre-funded warrant was immediately exercisable, and it does not expire until fully exercised. The preferred investment options sold in the private placement were exercisable immediately upon issuance at an exercise price of $2.40 per share and have a five-year term.

The unregistered pre-funded warrants and preferred investment options described above were offered in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The Selling Stockholder (together with its affiliates) may not exercise any portion of the pre-funded warrants and preferred investment options to the extent that the Selling Stockholder would own more than 4.99% (or 9.99% at the election of said holder) of the outstanding common stock immediately after exercise, which percentage may be changed at the Selling Stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to the Company.

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Item 16. Exhibits

The following index lists the exhibits that are filed with this report or incorporated by reference, as noted:

1.1	Sales Agreement dated March 30, 2021, between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 10-K filed on March 30, 2021)
3.1	Restated Certificate of Incorporation of PolarityTE, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on October 1, 2021).
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 17, 2022).
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on March 17, 2022).
3.4	PolarityTE, Inc., Amended and Restated Bylaws - September 28, 2021 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on October 1, 2021).
3.5	Certificate of Elimination of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on June 16, 2022).
4.1	Form of Common Stock Warrant Certificate (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on February 14, 2020)
4.2	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on February 14, 2020)
4.3	Form of letter agreement for repricing of common stock warrants issued February 14, 2020 (incorporated by reference to Exhibit 99.1 to our Form 8-K filed with the SEC on November 23, 2020)
4.4	Form of Series A Common Stock Purchase Warrant dated December 23, 2020 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on December 23, 2020)
4.5	Form of Series B Pre-Funded Common Stock Purchase Warrant dated December 23, 2020 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on December 23, 2020)
4.6	Form of Placement Agent Common Stock Purchase Warrant dated December 23, 2020 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on December 23, 2020)
4.7	Form of Series A Common Stock Purchase Warrant – January 2021 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on January 14, 2021)
4.8	Form of Series B Pre-Funded Common Stock Purchase Warrant – January 2021 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on January 14, 2021)
4.9	Form of Placement Agent Common Stock Purchase Warrant – January 2021 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on January 14, 2021)
4.10	Form of Common Stock Purchase Warrant – January 2021 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on January 26, 2021)
4.11	Form of Placement Agent Common Stock Purchase Warrant – January 2021 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on January 26, 2021)
4.12	Form of Common Warrant – March 2022 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on March 17, 2022)
4.13	Form of Placement Agent Warrant – March 2022 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on March 17, 2022)
4.14	Form of Pre-Funded Common Stock Purchase Warrant (Registered Direct) dated June 8, 2022 (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on June 8, 2022)
4.15	Form of Pre-Funded Common Stock Purchase Warrant (Private Placement) dated June 8, 2022 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on June 8, 2022)
4.16	Form of Preferred Investment Option dated June 8, 2022 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on June 8, 2022)
4.17	Form of Placement Agent Common Stock Purchase Warrant dated June 8, 2022 (incorporated by reference to Exhibit 4.4 to our Form 8-K filed with the SEC on June 8, 2022)
5.1	Opinion of Dorsey & Whitney LLP
#10.1	Employment Agreement with David Seaburg (incorporated by reference to Exhibit 10.30 to our Form 10-KT filed with the SEC on March 18, 2019)

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#10.2	Employment Agreement with Richard Hague (incorporated by reference to Exhibit 10.1 to our Form 10-Q filed with the SEC on May 10, 2019)
#10.3	Employment Agreement with Paul Mann (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on September 14, 2018)
#10.4	Amendment No. 1 to Employment Agreement with David Seaburg (incorporated by reference to Exhibit 10.2 to our Form 10-Q filed with the SEC on August 8, 2019)
#10.5	Amendment No. 1 to Employment Agreement with Richard Hague (incorporated by reference to Exhibit 10.1 to our Form 10-Q filed with the SEC on August 8, 2019)
#10.6	Amendment No. 1 to Employment Agreement with Paul Mann (incorporated by reference to Exhibit 10.3 to our Form 10-Q filed with the SEC on August 8, 2019)
#10.7	Form of Notice of Restricted Stock Grant and Restricted Stock Award Agreement under the 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to our Form 10-Q filed with the SEC on August 8, 2019)
#10.8	Form of Restricted Stock Unit Agreement – 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to our Form 10-K filed with the SEC on January 14, 2019)
#10.09	Form of Stock Option Agreement – 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to our Form 10-K filed with the SEC on January 14, 2019)
#10.10	Form of Restricted Stock Unit Agreement – 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to our Form 10-K filed with the SEC on January 14, 2019)
#10.11	Form of Stock Option Agreement – 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to our Form 10-K filed with the SEC on January 14, 2019)
#10.12	PolarityTE 2017 Equity Incentive Plan (incorporated by reference to Appendix A of our proxy statement filed with the SEC on February 24, 2017)
#10.13	PolarityTE 2019 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to our Form S-8 registration Statement filed with the SEC on October 5, 2018)
#10.14	PolarityTE 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to our Form S-8 registration Statement filed with the SEC on October 5, 2018)
#10.15	PolarityTE 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.1 to our Form 8-K filed with the SEC on December 29, 2020)
#10.16	Form of Incentive Stock Option Agreement – 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.17 to our Form 10-K filed with the SEC on March 12, 2020)
#10.17	Form of Non-qualified Stock Option Agreement – Non-employee Directors – 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.18 to our Form 10-K filed with the SEC on March 12, 2020)
#10.18	Form of Non-qualified Stock Option Agreement – Employees – 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.19 to our Form 10-K filed with the SEC on March 12, 2020)
#10.19	Form of Non-qualified Stock Option Agreement – Consultants – 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.20 to our Form 10-K filed with the SEC on March 12, 2020)
#10.20	Form of Restricted Stock Award – 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.21 to our Form 10-K filed with the SEC on March 12, 2020)
#10.21	Form of Restricted Stock Unit Award – Non-employee Directors - 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.22 to our Form 10-K filed with the SEC on March 12, 2020)
#10.22	Form of Restricted Stock Unit Award – Employees - 2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.23 to our Form 10-K filed with the SEC on March 12, 2020)
#10.23	Settlement Terms Agreement dated August 21, 2019, between Denver Lough and the Company (incorporated by reference to Exhibit 10.1 to our Form 10-Q filed with the SEC on November 12, 2019)
#10.24	Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on March 25, 2020)
#10.25	Employment Agreement with Richard Hague dated August 18, 2021 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on August 24, 2021)
#10.26	Employment Agreement with Cameron Hoyler dated August 18, 2021 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on August 24, 2021)
#10.27	Employment Agreement with Jacob Patterson dated August 18, 2021 (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the SEC on August 24, 2021)
#10.28	Consulting Agreement with David Seaburg dated September 1, 2021 (incorporated by reference to Exhibit 10.4 to our Form 10-Q filed with the SEC on November 10, 2021)

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10.29	Agreement of Lease between the Company and Lefrak SBN Limited Partnership dated October 19, 2018 (incorporated by reference to Exhibit 10.26 to our Form 10-K filed with the SEC on January 14, 2019)
10.30	Sublease Agreement by and between the Company and Peter Cohen LLC for office space at 40 West 57th Street, New York, New York 10019 (incorporated by reference to Exhibit 10.27 to our Form 10-K filed with the SEC on January 14, 2019)
10.31	Sublease Agreement with Joseph M. Still Burn Centers, Inc., dated April 22, 2019 (incorporated by reference to Exhibit 10.28 to our Form 10-K filed with the SEC on March 12, 2020)
10.32	Commercial Lease Agreement by and Between the Company and Adcomp LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on December 29, 2017)
10.33	Purchase Agreement dated December 5, 2019, between the Company and Keystone Capital Partners, LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on December 5, 2019)
10.34	Note and Loan Agreement dated April 12, 2020, between PolarityTE MD, Inc., and KeyBank National Association (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on April 15, 2020)
10.35	Form of Securities Purchase Agreement dated December 21, 2020 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on December 23, 2020)
10.36	Form of Securities Purchase Agreement dated January 11, 2021 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on January 14, 2021)
10.37	Form of letter agreement for exercise of Series A Common Stock Purchase Warrant dated December 23, 2020 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on January 26, 2021)
10.38	Purchase and Sale Agreement between PolarityTE, Inc., and BCG Acquisitions LLC (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on December 17, 2021)
10.39	Purchase and Sale Agreement between PolarityTE, Inc., and Adcomp LLC (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on March 15, 2022)
10.40	Amendment No. 1 to Purchase and Sale Agreement between PolarityTE, Inc., and BCG Acquisitions LLC (incorporated by reference to Exhibit 10.4 to our Form 8-K filed with the SEC on March 15, 2022)
10.41	Form of Securities Purchase Agreement dated March 15, 2022 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on March 17, 2022)
10.42	Form of Warrant Amendment Agreement dated March 15, 2022 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on March 17, 2022)
10.43	Stock Purchase Agreement between Utah CRO Services, Inc., and JP Lawrence Biomedical, Inc., dated April 14, 2022 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on April 18, 2022)
10.44	Real Estate Purchase and Sale Agreement between IBEX Property LLC, and JP Lawrence Land and Building LLC, dated April 14, 2022 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on April 18, 2022)
10.45	Promissory Note in the Principal Amount of $400,000 dated April 28, 2022 (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the SEC on May 2, 2022)
10.46	Form of Securities Purchase Agreement (Registered Direct) dated June 5, 2022 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on June 8, 2022)
10.47	Form of Securities Purchase Agreement (Private Placement) dated June 5, 2022 (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the SEC on June 8, 2022)
10.48	Form of Registration Rights Agreement dated June 5, 2022 (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the SEC on June 8, 2022)
*21.1	Subsidiaries
*23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
*23.1	Consent of Independent Registered Public Accounting Firm
107	Filing Fee Table

#	Constitutes a management contract, compensatory plan, or arrangement.
*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; and provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on June 17, 2022.

PolarityTE, Inc.

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENT, that each person whose signature appears below hereby severally constitutes and appoints each of Richard Hague and Jacob Patterson, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Hague	Chief Executive Officer	June 17, 2022
Richard Hague	(Principal Executive Officer)

/s/ Jacob Patterson	Chief Financial Officer	June 17, 2022
Jacob Patterson	(Principal Financial and Accounting Officer)

/s/ Peter Cohen	Director	June 17, 2022
Peter Cohen

/s/ Willie C. Bogan	Director	June 17, 2022
Willie C. Bogan

/s/ Jeff Dyer	Director	June 17, 2022
Jeff Dyer

/s/ Chris Nolet	Director	June 17, 2022
Chris Nolet

/s/ David Seaburg	Director	June 17, 2022
David Seaburg

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